SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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210 East Grand Ave.

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2012

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Wednesday, May 23, 2012 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080 for the following purposes:

1.	To elect the three Class I nominees for director named in the Proxy Statement accompanying this Notice to hold office until the 2015 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 28, 2012.

3.	To approve an amendment to the Exelixis, Inc. Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000.

4.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 26, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 23, 2012 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080.

The Proxy Statement and Annual Report to stockholders are available at http://exel-annualstockholdermeeting.com.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1-4 identified above.

By Order of the Board of Directors

/s/ James B. Bucher
JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

South San Francisco, California

April 23, 2012

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM FOR FURTHER INFORMATION.

210 East Grand Ave.

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Exelixis, Inc. (sometimes referred to as “we,” “us” or “Exelixis”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders ( the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this Proxy Statement and accompanying proxy card on or about April 23, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 26, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 148,451,685 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 26, 2012 your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 26, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of the three Class I nominees for director named herein to hold office until the 2015 Annual Meeting of Stockholders;

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2012;

•	Approval of an amendment to the Exelixis, Inc. Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000; and

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

How do I vote?

As a stockholder of Exelixis, you have a right to vote on certain business matters affecting the company. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are discussed below in this Proxy Statement. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 from the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 22, 2012 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/exel to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 22, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the proxy card. You must follow these instructions in order for your bank, broker or other agent to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2012.

What if I return a proxy card but do not make specific choices?

If you are a registered stockholder and you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the proposals as follows:

•	“For” the election of Drs. Cohen and Poste and Mr. Wyszomierski in Proposal 1;

•	“For” the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2012 in Proposal 2;

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“For” the approval of the amendment to the Exelixis, Inc. Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000 in Proposal 3; and

•	“For” the advisory approval of the compensation of our named executive officers in Proposal 4.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

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Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.

What happens if I do not vote?

If you are a stockholder of record, your shares will not be counted towards a quorum, and will have no effect on the vote count for Proposals 1, 2 and 4, and will have the same effect as if you did not vote with respect to Proposal 3.

If on March 26, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and only your broker will be able to vote your shares. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on with respect to such “non-routine” proposals. Proposals 2 and 3 constitute “routine” management proposals, and thus, if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to these proposals, but will not have the authority to vote your shares with respect to Proposals 1 and 4.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 148,451,685 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions will be counted towards the number of shares considered to be present at the meeting for quorum purposes. Shares represented by “broker non-votes” will be counted in determining whether there is a quorum present.

If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How many votes are needed to approve each proposal and how are votes counted?

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Proposal 1—Election of Directors: Directors are elected by majority vote. Each of the three Class I nominees must receive “For” votes from the holders of a majority of shares cast with respect to such director. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

You may vote “For,” “Against” or “Abstain” for each nominee for election as a director.

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Proposal 2—Ratification of Ernst & Young LLP: The affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2012. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm; thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

You may vote “For,” “Against” or “Abstain” on the proposal to ratify the appointment of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 28, 2012.

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Proposal 3—Amendment to Certificate of Incorporation: The affirmative vote of the holders of a majority of the shares issued and outstanding and entitled to vote on the proposal is required to approve the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000. Abstentions and broker non-votes, if any, will have the effect of votes against this proposal.

You may vote “For,” “Against” or “Abstain” on the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation.

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Proposal 4—Advisory Vote on Executive Compensation: The affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the non-binding, advisory vote on executive compensation. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total. Since the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

You may vote “For,” “Against” or “Abstain” on the proposal to approve the compensation of our named executive officers.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Against” and “Abstain” votes with respect to each proposal.

Do I have dissenters’ rights?

We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Will other matters be voted on at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxyholders.

What proxy materials are available on the Internet?

This Proxy Statement and our 2011 annual report to stockholders are available at http://exel-annualstockholdermeeting.com.

What is the deadline for submitting stockholder proposals for the 2013 Annual Meeting?

To be considered for inclusion in the 2013 proxy materials, your proposal must be submitted in writing by December 24, 2012 to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2013 Annual Meeting of Stockholders is not held between April 23, 2013 and June 22, 2013, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

If you wish to submit a proposal or nominate a director at the 2013 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, to be received no earlier than the close of business on February 22, 2013, and no later than the close of business on March 24, 2013. However, if our 2013 Annual Meeting of Stockholders is not held between April 23, 2013 and June 22, 2013, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2013 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2013 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2013 Annual Meeting of Stockholders, the 10th day following the day that we first make such public announcement of the date of the 2013 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2013 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Our Certificate of Incorporation and Bylaws provide that the Board is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or, if sooner, until such director’s death, resignation or removal.

The Board presently has eleven members. There are three directors in Class I whose term of office expires at the Annual Meeting. Each of the nominees up for election to this class is currently a director of Exelixis who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2015 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, except in the case of a contested election. A contested election occurs when the number of nominees up for election exceeds the number of directors to be elected, in which case directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors at any such meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

All director nominees set forth in this Proxy Statement have tendered an irrevocable resignation as a director conditioned upon (i) such director failing to receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting and (ii) acceptance by the Board of such resignation. If a director nominee who is serving as a director at the time of the election does not receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee will evaluate the best interests of Exelixis and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his conditional resignation shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the conditional resignation of a director, the Board shall promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission (the “SEC”).

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Incorporated within each biography is a description of the specific experience, qualifications, attributes and skills of each director or director nominee that led our Board to conclude that the individual should serve as a director as of the date of this Proxy Statement.

Class I Nominees for Election for a Three-Year Term Expiring at the 2015 Annual Meeting

Charles Cohen, Ph.D., age 61, has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Advent Healthcare Ventures, a venture capital firm. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG, a post-genomics biotechnology company. Prior to that time, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was one of its directors and its Chief Executive Officer from 1985 to 1995. Currently, Dr. Cohen is the Chairman of the Supervisory Board of Cellzome AG. Dr. Cohen has served as a member of the board of directors of various publicly-held biopharmaceutical companies, including Anadys Pharmaceuticals, Inc. from 2000 to 2005 and Anesiva, Inc. from 2005 to 2007. Dr. Cohen serves on the board of directors and as a Chief Executive Officer of several Advent Healthcare Ventures privately-held portfolio companies. Dr. Cohen has also served as the Chief Executive Officer of several other companies. Dr. Cohen received his Ph.D. from New York University School of Medicine. Our Board has concluded that Dr. Cohen should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as a chief executive officer and his knowledge and experience with respect to finance matters.

George Poste, D.V.M., Ph.D., FRS, age 67, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste served on the Defense Science Board of the U.S. Department of Defense from 2001 to 2010 and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Since February 2003, Dr. Poste has served as a member of the board of directors of Monsanto Company, a publicly-held provider of agricultural products and solutions. From April 2000 until August 2009, Dr. Poste served as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly-held DNA forensics company. Dr. Poste currently serves as a Board Member of Caris Life Sciences, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England. Our Board has concluded that Dr. Poste should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Jack L. Wyszomierski, age 56, has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski has served as a member of the board of directors of XOMA Ltd., a publicly-held company that discovers, develops and manufactures novel antibody therapeutics, since August 2010 and as a member of the board of directors of Athersys, Inc., a publicly-held company engaged in the discovery and development of therapeutic product candidates, since June 2010. Since January 2011, Mr. Wyszomierski has served as a member of the board of directors of HGI Global Holdings, Inc., a privately held distributor of home healthcare products, and since April 2012, Mr. Wyszomierski has served as a member of the board of directors of Unigene Laboratories, Inc., a publicly-held biopharmaceutical company. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Our Board has concluded that Mr. Wyszomierski should continue to serve as director of Exelixis as of the date of this Proxy Statement particularly due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board’s decision to appoint Mr. Wyszomierski as a member and chairman of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2013 Annual Meeting

Carl B. Feldbaum, Esq., age 68, has been a director since February 2007. Mr. Feldbaum is currently a member of the board of directors of Actelion, Ltd, a biopharmaceutical company, and previously served as a member of the board of directors of Connetics Corporation from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. In 2009, Mr. Feldbaum was elected as chairman of BIO Ventures for Global Health, a non-profit organization, where he has served as a member of the board of directors since its inception in 2004. Mr. Feldbaum also serves as a member of the board of directors of the Biotechnology Institute, a non-profit organization dedicated to biotechnology education. Mr. Feldbaum is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum received an A.B. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School. Our Board has concluded that Mr. Feldbaum should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Alan M. Garber, M.D., Ph.D., age 56, has been a director since January 2005. He became Provost of Harvard University, Mallinckrodt Professor of Health Care Policy at Harvard Medical School, and a Professor in the Harvard Kennedy School of Government and in the Department of Economics at Harvard in September 2011. Before moving to Harvard, from 1998 until August 2011, he was the Henry J. Kaiser Jr. Professor, a Professor of Medicine, and a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber also served as the Director of the Center for Primary Care and Outcomes Research and the Center for Health Policy at Stanford. During his tenure at Stanford University, Dr. Garber also served as a Senior Fellow at the Freeman Spogli Institute for International Studies and as a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine of the National Academy of Sciences, the American Society of Clinical Investigation, the Association of American Physicians and the Board on Science, Technology, and Economic Policy at the National Academies. He is a Fellow of the American College of Physicians and the Royal College of Physicians. Dr. Garber is also a Research Associate with the National Bureau of Economic Research and served as founding Director of its Health Care Program for nineteen years. He has also served as a member of the National Advisory Council on Aging at the National Institutes of Health, as a member of the Board of Health Advisers of the Congressional Budget Office and as Chair of the Medicare Evidence Development and Coverage Advisory Committee at the Centers for Medicare and Medicaid Services. Dr. Garber is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. with research honors from Stanford University. Our Board has concluded that Dr. Garber should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Vincent T. Marchesi, M.D., Ph.D., age 76, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine. Our Board has concluded that Dr. Marchesi should continue to serve as director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.

Class III Directors Continuing in Office Until the 2014 Annual Meeting

Frank McCormick, Ph.D., FRS, age 61, has been a director since July 2003. Since 1998, Dr. McCormick has been Director of the University of California, San Francisco (UCSF) Helen Diller Family Comprehensive Cancer Center and he is currently the Associate Dean, School of Medicine, UCSF. Dr. McCormick is the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF as well as the E. Dixon Heise Distinguished Professor in Oncology. From 1992 to 1998, Dr. McCormick was the founder and Chief Scientific Officer at Onyx Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1992, he served as Vice President of Therapeutic Research at Chiron Corporation, a pharmaceutical company, and from 1981 to 1990, he served as Vice President of Discovery Research with Cetus Corporation, a biotechnology company. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick currently serves as a member of Exelixis’ Scientific Advisory Board. Dr. McCormick was a Post-Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick holds a B.S. in Biochemistry from the University of Birmingham, England and a Ph.D. in Biochemistry from the University of Cambridge, England. Our Board has concluded that Dr. McCormick should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his extensive research and experience in the field of cancer and his knowledge and experience with policymaking and regulatory issues.

Michael M. Morrissey, Ph.D., age 51, has served as a director and as Exelixis’ President and Chief Executive Officer since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000. From January 2007 until July 2010, he served as President of Research and Development, from January 2006 until December 2006, he served as Executive Vice President, Discovery, from January 2003 to December 2005, he served as Senior Vice President, Discovery and from February 2000 through December 2002, he served as Vice President of Discovery Research. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, he served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University. Our Board has concluded that Dr. Morrissey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board also considered Dr. Morrissey’s extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and comprehensive leadership background resulting from service as an executive in the biotechnology industry and his ability to bring historic knowledge and continuity to the Board.

Stelios Papadopoulos, Ph.D., age 63, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder of Anadys Pharmaceuticals, Inc., a publicly-held drug discovery and development company acquired by Hoffmann-La Roche Inc. in November 2011. Dr. Papadopoulos served as a member of the board of directors of Anadys Pharmaceuticals from 2000 to 2011 and as its chairman in 2011 prior to its acquisition. Dr. Papadopoulos has served as a member of the board of directors of BG Medicine, Inc., a publicly-held life sciences company, since 2003. Since July 2008, Dr. Papadopoulos has also served as a member of the board of directors of Biogen Idec Inc., a publicly-held biopharmaceutical company focused on the treatment of serious diseases. Dr. Papadopoulos previously served as a member of the board of directors of GenVec, Inc., a publicly-held biotechnology company from August 2003 until October 2006 and as a member of the board of directors of SGX Pharmaceuticals, Inc. from July 2001 to September 2006 prior to its acquisition by Eli Lilly and Company. Dr. Papadopoulos is a co-founder and member of the board of directors of Cellzome Inc., a privately-held drug discovery company, a member of the board of directors of Joule Unlimited, Inc., a privately-held biotechnology company and a member of the board of directors of Regulus Therapeutics Inc., a privately-held biotechnology company. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé and a member of the board of visitors of Duke University Medical Center. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University. Our Board has concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters and his ability to bring historic knowledge and continuity to the Board.

George A. Scangos, Ph.D., age 63, has been a director since October 1996. Since July 2010, Dr. Scangos has served as Chief Executive Officer and as a member of the board of directors of Biogen Idec Inc. From October 1996 to July 2010, Dr. Scangos served as our President and Chief Executive Officer. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos has served as a member of the board of directors of various publicly-held companies, including Anadys Pharmaceuticals, Inc. from 2003 to 2010 and Entelos, Inc. from 1997 to 2010. Dr. Scangos also served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH) until 2010. Dr. Scangos previously served as the Chair of the California Healthcare Institute (CHI), as a member of the Board of the Global Alliance for TB Drug Development and as a member of the board of directors of BayBio. Dr. Scangos currently serves as a director of Fondation Santé. Dr. Scangos is also a member of the Board of Advisors of the University of California, San Francisco School of Pharmacy and the National Board of Advisors of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. Our Board has concluded that Dr. Scangos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his prior leadership role as our President and Chief Executive Officer. Beyond his prior role as our principal executive officer, the Board also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his comprehensive leadership background resulting from service on various boards and as an executive in the biotechnology industry and his ability to bring historic knowledge and continuity to the Board.

Lance Willsey, M.D., age 50, has been a director since April 1997. Dr. Willsey was a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, from July 1998 to March 2002, and currently is a consultant to institutional investors in the field of oncology. Since 2000, Dr Willsey has served on the Visiting Committee of the Department of Genitourinary Oncology at the Dana Farber Cancer Institute at Harvard

University School of Medicine. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. From 2000 to 2010, Dr. Willsey served a member of the board of directors of Exact Sciences Corporation, a publicly-held biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University. Our Board has concluded that Dr. Willsey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries and his knowledge and experience with respect to finance matters.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines

We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com under the caption “Investors—Corporate Governance.” These guidelines include guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, the corporate governance guidelines, Board committee charters and Board practices. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our website at www.exelixis.com under the caption “Investors—Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the NASDAQ Stock Market, by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Director Independence

We have adopted standards for director independence pursuant to NASDAQ listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, McCormick, Papadopoulos, Poste and Willsey and Messrs. Wyszomierski and Feldbaum, who are nine of the eleven members of the Board, represent a majority of the Board and are independent. Dr. Morrissey, our President and Chief Executive Officer, is not independent by virtue of his employment with Exelixis. Dr. Scangos, who served as our President and Chief Executive Officer from October 1996 to July 2010, is not an independent director by virtue of his former employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Securities Exchange Act of 1934, as amended.

Board Leadership Structure

The Board does not have a formal policy on whether the role of chairman and chief executive officer should be separate or combined. Our corporate governance guidelines provide that the Board will select its chairman and the chief executive officer in the manner it considers to be in the best interests of our company and those of our stockholders. Currently, we have an independent chairman of the board separate from the chief executive officer. The Board believes this bifurcated structure provides for sufficient independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of chairman and chief executive officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our corporate governance guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director.

Our corporate governance guidelines further provide that the lead independent director would: (i) preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the chairman; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure, based upon its judgment, that is in the best interests of our company and those of our stockholders at any given time.

Role of the Board in Risk Oversight

Management is responsible for identifying the various risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks that may exist from time to time. Management is also charged with the responsibility of implementing appropriate risk management policies and procedures and managing our risk exposure on a day-to-day basis. While we do not have a formal risk oversight policy, the Board, as a whole and through its various committees, conducts the risk oversight function for our company. In its risk oversight role, the Board evaluates whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board and its committees meet at regularly scheduled and special meetings throughout the year at which they are presented with information regarding risks facing the company. The Board also is presented with such information during monthly teleconferences among our Board and senior management established to provide the members of our Board with more frequent business updates. Following consideration of the information provided by management, the Board provides feedback, makes recommendations and, as needed, issues directives to management to address our risk exposure.

Stockholder Communications with the Board

Security holders may send communications to the Board by mail at 210 East Grand Avenue, South San Francisco, California 94080, by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”

Board Committees and Meetings

During the fiscal year ended December 30, 2011, the Board held ten meetings. As required under applicable NASDAQ listing standards, during the fiscal year ended December 30, 2011, our independent directors met four times in regularly scheduled executive sessions and an additional six times at special executive sections.

During the fiscal year ended December 30, 2011, all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served during the period for which they were a director or committee member, respectively.

In 2011, the Board had an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing, providing oversight of and approving related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Exelixis regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the NASDAQ Stock Market applicable to audit committees.

During 2011, the Audit Committee was comprised of three independent directors, Drs. Cohen and Willsey and Mr. Wyszomierski (chairman). Effective February 1, 2012, Dr. Papadopoulos replaced Dr. Willsey as a member of the Audit Committee. The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met five times during the fiscal year ended December 30, 2011. The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors—Corporate Governance.”

Compensation Committee

The purpose of the Compensation Committee is to: oversee our compensation policies, plans and programs; review and determine the compensation to be paid to officers; review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in our proxy statements and other filings; and prepare and review the Compensation Committee’s report included in our annual proxy statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.

During 2011, the Compensation Committee was comprised of three independent directors, Drs. Cohen (chairman), Marchesi and Willsey. The Compensation Committee met ten times during the fiscal year ended December 30, 2011. The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors —Corporate Governance.”

For information regarding our processes and procedures for the consideration and determination of director compensation, please see “—Compensation of Directors” below.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to: oversee all aspects of our corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors, including director compensation; and develop a set of corporate governance principles for Exelixis. During 2011, the Nominating and Corporate Governance Committee was comprised of three independent directors, Drs. Garber (chairman) and Poste and Mr. Feldbaum. The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 30, 2011. The Nominating and Corporate Governance Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors—Corporate Governance.”

Because we are a biotechnology company with rapidly evolving and expanding clinical programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee believes that the factors considered above enable it to identify director candidates that possess a wide range of backgrounds, industry knowledge, skills and experiences.

The Nominating and Corporate Governance Committee generally will consider and assess all candidates recommended by our directors, officers and stockholders. In previous years, we engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. The Nominating and Corporate Governance Committee intends to consider stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of our stockholders in connection with the 2012 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers About These Proxy Materials and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 210 East Grand Ave., South San Francisco, California 94080, Attn: Nominating and Corporate Governance Committee of the Board. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

Research and Development Committee

The Research and Development Committee, which was established effective January 1, 2006, is responsible for advising Exelixis and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time. During 2011, the Research and Development Committee was comprised of four members, Drs. McCormick, Marchesi, Poste (chairman) and Willsey, and met two times during the fiscal year ended December 30, 2011.

Annual Meeting; Attendance

The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Morrissey was the only member of the Board in attendance at the 2011 Annual Meeting of Stockholders.

Compensation of Directors

Cash Compensation Arrangements

The table below provides information regarding the cash compensation arrangements for our non-employee directors for 2011 and 2012. Dr. Morrissey receives no compensation in his capacity as a member of the Board.

Service	Fee Type	Cash Compensation (S)
Board	Retainer Fee	20,000
	Additional Chair Retainer Fee	30,000
	Regular Meeting Fee	2,500
	Special Meeting Fee(1)	1,000

Audit Committee	Retainer Fee	6,000
	Additional Chair Retainer Fee	15,000
	Meeting Fee(2)	1,000

Compensation Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	1,000

Nominating & Corporate Governance Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	1,000

Research & Development Committee	Retainer Fee	10,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	5,000

(1)	Meeting at which minutes are generated.
(2)	In-person meeting or teleconference at which minutes are generated.

Equity Compensation Arrangements

In January 2000, we adopted the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to directors who are not employees of Exelixis or of any of our affiliates. Such options are granted automatically, without further action by us, the Board or our stockholders. Under the terms of the Directors’ Plan, all non-employee directors receive a one-time initial option to purchase 25,000 shares of common stock when they first join the Board. In addition, all non-employee directors receive an annual option to purchase 15,000 shares of common stock on the day following each Annual Meeting of Stockholders. Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Plan, the initial options to purchase 25,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants are exercisable immediately but will vest monthly over a one-year period. As long as the optionholder continues to serve with us or with an affiliate of us, the option will continue to vest and be exercisable during its term. When the optionholder’s service terminates, we will have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price, without interest. Generally, stock options issued under the Directors’ Plan prior to

May 18, 2011 have a term of ten years. However, in connection with the adoption of the Exelixis, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”), stock options issued under the Directors’ Plan after May 18, 2011 are subject to a term that does not exceed seven years. Stock options issued under the Directors’ Plan prior to December 1, 2010 are generally set to terminate three months after a non-employee director’s service terminates, with certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or the optionholder’s death or disability. Effective December 1, 2010, all options granted under the Directors’ Plan are generally set to terminate the earlier of three years after a non-employee director’s service terminates or the remainder of the term of the option.

During fiscal 2011, we granted an option to purchase 15,000 shares of common stock to each of our non-employee directors, with the exception of Dr. Morrissey who was serving as an executive officer of Exelixis at the time of grant. The options were granted at an exercise price per share of $11.66, which equaled the fair market value of our common stock at the date of grant (based on the last reported sale price as quoted on the NASDAQ Global Select Market on the last trading day prior to the day of grant).

Reimbursement of Expenses

The members of the Board are also eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings and their service on the Board in accordance with our policy. In 2011, total reimbursement for such expenses was approximately $43,800.

Processes and Procedures for Determining Director Compensation

Generally, our Nominating and Corporate Governance Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors. However, in 2011, the full Board oversaw the review of our compensation policies with respect to non-employee directors. For non-employee director compensation decisions, the Board considered information provided by Radford Consulting, a compensation consultant retained by Exelixis to compile benchmark and industry compensation data. Dr. Morrissey, Laura Dillard, our Vice President, Human Resources, Pamela A. Simonton, our Executive President and General Counsel, and James B. Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in a discussion with the Board regarding the 2012 compensation decisions for non-employee directors. However, none of these officers participated in the determination of non-employee director compensation. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of non-employee director compensation for 2012. The Board did not delegate any of its functions to others in determining non-employee director compensation, and we do not currently engage any other consultants with respect to director compensation matters.

The Board benchmarked cash compensation as well as compensation in the form of stock options for non-employee directors. The Board used peer group data primarily to ensure that our compensation program for non-employee directors as a whole is competitive. For a more detailed discussion of our peer list, please see “Compensation of Executive Officers—Compensation Discussion and Analysis.”

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 30, 2011. Only one option award was made to each non-employee director in 2011, the grant date fair value of which is reflected in the table.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Charles Cohen, Ph.D. (2)	77,000	105,450	182,450
Carl B. Feldbaum, Esq. (2)	49,000	105,450	154,450
Alan M. Garber, M.D., Ph.D. (2)	55,000	105,450	160,450
Vincent T. Marchesi, M.D., Ph.D. (2)	76,000	105,450	181,450
Frank McCormick, Ph.D. (2)(3)	60,000	105,450	165,450
Stelios Papadopoulos, Ph.D. (2)	71,000	105,450	176,450
George Poste, D.V.M., Ph.D. (2)	74,000	105,450	179,450
George A. Scangos, Ph.D. (2)	41,000	105,450	146,450
Lance Willsey, M.D. (2)	77,500	105,450	182,950
Jack L. Wyszomierski (2)	75,500	105,450	180,950

(1)	Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2011 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used to calculate the value of option awards are set forth in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011, filed with the SEC on February 22, 2012. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the grant date fair value shown in this column.
(2)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 30, 2011 was as follows: 106,250 shares for Dr. Cohen, 91,250 shares for Mr. Feldbaum, 111,250 shares for Dr. Garber, 106,250 shares for Dr. Marchesi, 121,250 shares for Dr. McCormick, 206,250 shares for Dr. Papadopoulos, 111,250 shares for Dr. Poste, 2,689,998 shares for Dr. Scangos, 106,250 shares for Dr. Willsey and121,250 shares for Mr. Wyszomierski.
(3)	Dr. McCormick also serves as a member of our Scientific Advisory Board. Dr. McCormick does not receive any additional compensation in consideration for such service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the Compensation Committee was comprised of Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee during 2011 has at any time been an officer or employee of Exelixis, except that Dr. Cohen (1) served as our acting Chief Scientific Officer from December 1995 to April 1997 and (2) was named as an officer of one of our former subsidiaries from 2001 through March 2005 for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors of Exelixis, Inc., comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 30, 2011.

Compensation Committee:

Charles Cohen, Chairman

Vincent Marchesi

Lance Willsey

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee of the Board of Directors of Exelixis, Inc. (the “Company”) serves as the representative of the Board of Directors for (a) overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) reviewing the Company’s financial reporting process and systems of internal accounting and financial controls, and (c) ensuring the independence of the outside auditors and the performance of an annual independent audit of the Company’s financial statements. Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee maintains a written charter that outlines its responsibilities. Management of the Company has primary responsibility for preparing the Company’s consolidated financial statements, ensuring the integrity of such data and establishing the financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an annual audit of the Company’s consolidated financial statements, reviewing the Company’s unaudited interim financial statements and expressing an opinion as to the conformity of the annual financial statements with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. Based on this background, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the fiscal year ended December 30, 2011 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee has also discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission (the “SEC”).

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T, other standards of the PCAOB, rules of the SEC and other applicable regulations.

3. The Audit Committee has received and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by the independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

4. Based on review and discussion of the matters set forth in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above and management’s assessment of the effectiveness of the Company’s internal control over

(1)	The material in this report is not “soliciting material,” is not deemed “filed: with the SEC and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

financial accounting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2011 for filing with the SEC. The Audit Committee has also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2012 and has presented its selection to the Board of Directors to present to the stockholders for ratification.

Audit Committee:

Charles Cohen

Stelios Papadopoulos

Jack Wyszomierski, Chairman

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 28, 2012. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the eleven fiscal years in the period ended December 30, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as against votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	December 30, 2011	December 31, 2010
Audit Fees (1)	$851,044	$861,928
Audit-Related Fees (2)	34,200	17,400
Tax Fees (3)	—	—
All Other Fees (4)	2,580	2,790

Total Fees	$887,824	$882,118

(1)	“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings and other engagements such as comfort letters, consents, and review of documents filed with the SEC.
(2)	“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2011 and 2010, these services included consultations relating to various transactions of Exelixis.
(3)	“Tax fees” include fees for tax compliance. No tax fees were billed during fiscal 2011 and 2010.

(4)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2011 and 2010, these fees related to an online subscription to an Ernst & Young LLP database.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval of Services

During 2011 and 2010, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2011 and 2010. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

PROPOSAL 3

APPROVAL OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board is requesting stockholder approval of an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (the “Restated Certificate”), to increase the number of authorized shares of our common stock from 200,000,000 shares to 400,000,000 shares. On March 30, 2012, our Board adopted resolutions declaring that the Amendment was advisable and directing that the Amendment be submitted to a vote of our stockholders at the Annual Meeting.

Our Restated Certificate currently authorizes the issuance of up to 210,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. An increase in the number of authorized shares of our common stock to 400,000,000 shares will increase our total capitalization to 410,000,000 shares of capital stock, which includes our previously authorized 10,000,000 shares of preferred stock.

As of March 10, 2012, an aggregate of 182,111,166 shares of common stock were outstanding or reserved or committed for future issuance. Of this amount, 148,445,075 shares of common stock were outstanding and the remainder were reserved or committed as follows:

•	17,043,518 shares were reserved for future issuance pursuant to outstanding options;

•	1,089,715 shares were reserved for future issuance pursuant to unvested restricted stock units;

•	9,674,444 shares were reserved for future grant under the Exelixis, Inc. 2011 Equity Incentive Plan;

•	2,685,200 shares were reserved for future grant under the Exelixis, Inc. 2000 Employee Stock Purchase Plan;

•	1,117,656 shares were reserved for future grant under the Directors’ Plan;

•	614,343 shares were reserved for future grant under the 401(k) Retirement Plan; and

•	warrants to purchase 1,441,215 shares were outstanding.

As a result, as of March 10, 2012, only 17,888,834 shares, or 8.9%, of our authorized common stock remained unreserved and available for issuance.

Our Board believes that the increased number of authorized shares of common stock will provide long-term advantages to Exelixis and our stockholders. It will give us greater flexibility to raise significant future capital through equity financings or issuances of convertible debt and pursue acquisitions, or enter into other transactions involving the issuance of stock to expand our development of cabozantinib, our most advanced product candidate, without the cost or delay of first obtaining stockholder approval to increase in the number of authorized shares. Without this increase in the number of additional authorized shares of common stock, significant future transactions involving the issuance of additional shares of common stock may require stockholder approval prior to the consummation of such transactions. The need to seek stockholder approval could delay the consummation of these transactions, or prevent us from being able to enter into these transactions, including as a result of the delays and uncertainties occasioned by the need to obtain stockholder approval. We currently do not have any definitive plans to issue additional shares of common stock, although, as part our business strategy, we may consider new business development activities and/or potential financing activities, including accessing the capital markets, any of which could involve the issuance of shares. Unless our stockholders approve this Proposal 3, we may not have sufficient unissued and unreserved authorized shares of common stock to engage in these transactions quickly and efficiently, or at all, which would be detrimental to our company and our stockholders.

The additional common stock to be authorized by stockholder approval of this Proposal 3 would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal 3 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal 3 could be issued by our Board without further vote of our stockholders except as may be required in particular cases by our Restated Certificate, applicable law, regulatory agencies or the rules of the NASDAQ Stock Market. Under our Restated Certificate, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by Exelixis, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in Exelixis.

The proposed amendment to our Restated Certificate to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal 3 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of Exelixis securities not approved by the Board, give certain holders the right to acquire additional shares of common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this Proposal 3 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Language of Proposed Amendment

If approved, the Amendment would enable us to amend and restate Section IV of our Amended and Restated Certificate of Incorporation, as follows:

“IV.

Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this Corporation is authorized to issue is four hundred and ten million (410,000,000) shares. Four hundred million (400,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law (“DGCL”), to fix or alter from time to time the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to adoption of the resolution originally fixing the number of shares of such series.”

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote on the proposal is required to approve the Amendment. Abstentions and broker non-votes, if any, will have the effect of votes against this proposal.

If our stockholders approve the proposed Amendment, it will become effective upon filing with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following stockholder approval. However, even if our stockholders approve the proposed Amendment, our Board retains discretion under Delaware law not to implement the proposed Amendment. If our Board were to exercise such discretion, the number of authorized shares would remain at current levels.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our Chief Executive Officer, Chief Financial Officer and the other executive officers appearing in the table entitled “Summary Compensation Table for Fiscal 2011” later in this Proxy Statement (collectively, the “Named Executive Officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to align compensation with business objectives and performance and with the interests of our stockholders and to enable us to attract, retain and reward executive officers for extraordinary performance. In support of these objectives, our fiscal 2011 executive compensation program continues to reflect our decision to focus our resources and development efforts exclusively on cabozantinib, our most advanced solely-owned product candidate, in order to maximize the therapeutic and commercial potential of the compound.

The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as the compensation actions taken in 2011. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.

Accordingly, the Board recommends that our stockholders cast a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote and Board of Directors Recommendation

Advisory approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

Our Board believes that approval of Proposal 4 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 10, 2012 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total
Executive Officers and Directors
Michael M. Morrissey, Ph.D. (2)	1,373,210	*
Frank L. Karbe (3)	1,022,891	*
J. Scott Garland (4)	298	*
Gisela M. Schwab (5)	634,090	*
Pamela A. Simonton (6)	665,388	*
Charles Cohen, Ph.D. (7)	276,875	*
Carl B. Feldbaum, Esq. (8)	91,250	*
Alan M. Garber, M.D., Ph.D. (9)	111,250	*
Vincent T. Marchesi, M.D., Ph.D. (10)	128,250	*
Frank McCormick, Ph.D., FRS (11)	121,250	*
Stelios Papadopoulos, Ph.D. (12)	1,360,206	*
George Poste, D.V.M., Ph.D., FRS (13)	111,250	*
George A. Scangos, Ph.D. (14)	3,987,985	2.64%
Lance Willsey, M.D. (15)	429,950	*
Jack L. Wyszomierski (16)	121,250	*
All current directors, executive officers as a group (16 persons) (17)	11,014,022	7.05%

5% Stockholders

Entities Associated with FMR LLC (18)	19,452,842	13.10%
82 Devonshire Street
Boston, Massachusetts 02109

T. Rowe Price Associates, Inc. (19)	17,966,865	12.10%
100 E. Pratt Street
Baltimore, Maryland 21202

Wellington Management Company, LLP (20)	15,318,418	10.32%
280 Congress Street
Boston, MA 02210

BlackRock, Inc. (21)	7,668,915	5.17%
40 East 52nd Street
New York, New York 10022

*	Less than one percent
(1)

This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 148,445,075 shares outstanding on March 10, 2012, adjusted as required by rules promulgated by the SEC. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 10, 2012, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 10, 2012. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	Includes 1,277,706 shares Dr. Morrissey has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 10, 2012. Also includes 7,312 shares held by Mr. Morrissey under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(3)	Includes 944,737 shares Mr. Karbe has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 10, 2012. Also includes 3,984 shares held by Mr. Karbe under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(4)	Includes 298 shares held by Mr. Garland under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(5)	Includes 607,331 shares Dr. Schwab has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 10, 2012. Also includes 4,254 shares held by Dr. Schwab under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(6)	Includes 649,582 shares Ms. Simonton has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 10, 2012. Also includes 6,738 shares held by Ms. Simonton under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(7)	Includes 106,250 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(8)	Represents shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(9)	Represents shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(10)	Includes106,250 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(11)	Represents shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(12)	Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 206,250 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(13)	Represents shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(14)	Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 2,689,998 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised. Also includes 100,000 shares held by Dr. Scangos as Trustee to the Scangos 2008 Grantor Retained Annuity Trust. Also includes 5,646 shares held by Dr. Scangos under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(15)	Includes 106,250 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(16)	Represents shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of March 10, 2012, 3,750 of which would be subject to repurchase by us, if so exercised.
(17)

Total number of shares includes 11,014,022 shares of common stock held by our directors and executive officers as of March 10, 2012 and entities affiliated with such directors and executive officers. Also includes 7,805,245 shares our directors and executive officers have the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 10, 2012,

37,500 of which would be subject to repurchase by us, if so exercised. Also includes 34,895 shares held by directors and executive officers under our 401(k) Retirement Plan, determined based upon information provided in plan statements.

(18)	Fidelity Management & Research Company (“Fidelity”) is a wholly owned subsidiary of FMR LLC and the beneficial owner of these shares as a result of acting as the investment adviser to various investment companies (the “Funds”), including Fidelity Growth Company Fund which owns 12,829,290 of these shares. Each of FMR LLC and Edward C. Johnson 3rd, Chairman of FMR LLC, through their control of Fidelity and the Funds, has sole power to dispose of the shares. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2012, which provides information only as of December 31, 2011 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2011 and March 10, 2012.
(19)	These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates reported that it has sole dispositive power over such shares and sole voting power over 3,844,275 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2012, which provides information only as of December 31, 2011 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2011 and March 10, 2012.
(20)	These shares are owned by various investors for which Wellington Management Company, LLP (“Wellington”) serves as investment advisor. Wellington reported that it has shared dispositive power over such shares and shared voting power over 8,969,438 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on March 12, 2012, which provides information only as of February 29, 2012 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between February 29, 2012 and March 10, 2012.
(21)	This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2012, which provides information only as of December 30, 2011 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 30, 2011 and March 10, 2012.

EXECUTIVE OFFICERS

The following chart sets forth certain information regarding our executive officers as of March 10, 2012:

Name	Age	Position
Michael M. Morrissey, Ph.D. (1)	51	President and Chief Executive Officer

Frank L. Karbe	43	Executive Vice President and Chief Financial Officer

J. Scott Garland	43	Executive Vice President and Chief Marketing Officer

Peter Lamb, Ph.D.	51	Executive Vice President, Discovery Research and Chief Scientific Officer

Gisela M. Schwab, M.D.	55	Executive Vice President and Chief Medical Officer

Pamela A. Simonton, J.D., LL.M.	62	Executive Vice President and General Counsel

(1)	Please see “Class III Directors Continuing in Office Until the 2014 Annual Meeting” in this Proxy Statement for more information about Dr. Morrissey.

Frank L. Karbe has served as Executive Vice President and Chief Financial Officer since July 2007. From February 2004 to July 2007, Mr. Karbe served as Senior Vice President, Chief Financial Officer. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Since January 2009, Mr. Karbe has served as a member of the board of directors of Tekmira Pharmaceuticals Corporation, a publicly-held biopharmaceutical company. From July 2010 to December 2011, Mr. Karbe served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH). Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

J. Scott Garland has served as Executive Vice President and Chief Commercial Officer since October 2011. Prior to joining Exelixis, from April 2002 to October 2011, Mr. Garland held positions of increasing responsibility at Genentech, Inc., most recently serving as Vice President of Genentech’s Avastin franchise, where he led the U.S. sales and marketing efforts for the drug. Prior to that position, he served as Vice President, Hematology Marketing and Sales, overseeing the Rituxan franchise and as a Director on the Tarceva franchise. From July 1997 to April 2002, Mr. Garland held several positions within the sales and marketing division of Amgen, Inc. and from July 1991 to July 1995 served as a professional sales representative at Merck & Co., Inc. Mr. Garland has a Masters in Business Administration from Duke University’s Fuqua School of Business and B.A. from California Polytechnic University (San Luis Obispo).

Peter Lamb, Ph.D., has served as Executive Vice President and Chief Scientific Officer since September 2009. Previously, he served as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, most recently serving as Director of Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending US patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as Vice President, Clinical Development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. Since August 2011, Dr. Schwab has served as a member of the board of directors of Topotarget A/S, a publicly-held biopharmaceutical company. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President and General Counsel since January 2008. Beginning in 2011, she is also responsible for leadership of the company’s business development activities as well as oversight of facilities operations. Previously, she served as Senior Vice President, Patents and Licensing from January 2004 until December 2007. In addition, she served as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton is admitted to practice in California (RIHC), the District of Columbia and Florida and before the United States Patent and Trademark Office. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from George Washington University.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

We are committed to developing small molecule therapies for the treatment of cancer. We are focusing our resources and development efforts exclusively on cabozantinib (XL184), our most advanced solely-owned product candidate, in order to maximize the therapeutic and commercial potential of this compound. Our strategy is to aggressively advance cabozantinib through development toward commercialization. We are aggressively managing our expenses to preserve our cash resources and ensure that we are appropriately dedicating those resources towards successfully executing our strategy.

Our compensation decisions for 2011 were significantly impacted by our compensation decisions for 2010. In 2010 our decision to focus the company on cabozantinib, our strategy to aggressively advance cabozantinib, our efforts to aggressively manage our expenses to preserve our cash resources during this transitional period, and the fact that we did not have an equity incentive plan in place for virtually all of 2010, resulted in no salary increases for 2011 or cash bonuses for 2010 performance and, with the exception of one executive officer, no equity awards granted in 2010 to our Named Executive Officers (the executive officers appearing in the Summary Compensation Table following this Compensation Discussion and Analysis).

The Board and Compensation Committee took the following key actions with respect to 2011 compensation for our Named Executive Officers:

•

Salaries for Named Executive Officers. We did not increase the base salaries of our Named Executive Officers for 2011, keeping them consistent with 2010, as a result of our focus on managing our expenses.

•

Bonuses. The Board determined to pay cash bonuses to our Named Executive Officers for 2011 performance at 60% of target bonus based on the Compensation Committee’s subjective assessment of company, department and personal performance as against our goals.

•

Equity Incentive Compensation. We granted stock options and, with respect to two of our Named Executive Officers, restricted stock units, to increase our Named Executive Officers equity ownership position in the company, in part due to the Named Executive Officers not having received equity awards in 2010

Objectives of the Compensation Program

The success of development-stage biotechnology companies is significantly influenced by the quality of their work forces, and we believe that it is critical to our business that we retain our highly qualified employees, including our executive officers in particular. Despite the current economic environment, large pharmaceutical companies and strong local competitors aggressively recruit executives and other skilled employees, with the most critical positions at our company among those that are the most in demand by our competitors. In light of these circumstances, the overall objective of our compensation program is to support our business objectives by attracting, retaining and motivating the highest caliber of executives and other employees, and aligning their compensation with our business objectives and performance and with the interests of our stockholders. As discussed in further detail below, our 2011 compensation program for our Named Executive Officers consisted of, and was intended to strike a balance among, the following three principal components:

•	Base Salary. We pay a base salary to each of our Named Executive Officers to provide an appropriate and competitive base level of current cash income.

•

Bonus. We establish target annual cash bonuses for our Named Executive Officers, based on the seniority of the applicable position, as an incentive to encourage superior performance. Actual cash bonuses are discretionary but generally follow guidelines that take into account the achievement against pre-established company, department and, in some cases personal, objectives.

•

Equity Incentive Compensation. We grant long-term equity incentive awards, comprised of stock option and restricted stock unit grants, designed to ensure that incentive compensation is linked to our long-term performance and to align our Named Executive Officers’ performance objectives with the interests of our stockholders.

In addition, we have a Change in Control and Severance Benefit Plan in which all of our Named Executive Officers participate, as well as an employee stock purchase plan, a 401(k) Retirement Plan, and healthcare, dental and vision plans in which all of our employees are entitled to participate, including our Named Executive Officers.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. The Compensation Committee uses its judgment to establish for each Named Executive Officer a mix of current and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the compensation and corporate objectives described above.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee is responsible for recommending to the Board approval of the compensation packages offered to our Named Executive Officers. The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans and programs and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our 2011 Equity Incentive Plan and our other benefit plans.

For all executive compensation decisions, the Compensation Committee considers the recommendations of Dr. Morrissey, our Chief Executive Officer, and Dr. Morrissey participates in the Compensation Committee’s deliberations about Named Executive Officer compensation matters other than his own. Dr. Morrissey, Lupe Rivera, our former Executive Vice President, Operations (prior to her leaving the company in September 2011, and after her departure Laura Dillard, Vice President, Human Resources), Pamela Simonton, our Executive President and General Counsel, and James Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in discussions with the Compensation Committee regarding the 2011 compensation decisions for all employees, including the Named Executive Officers. However, none of these officers participated in the determination of his or her own compensation, nor did he or she participate in deliberations with respect thereto. Our Chief Executive Officer also annually develops our research and development and other business goals, which are reviewed and, subject to their input, approved by the Compensation Committee and/or the Board. In determining Named Executive Officer compensation recommendations, our Chief Executive Officer solicited the input of, and received documentary support from, Ms. Rivera prior to September 2011, and Ms. Dillard beginning in September 2011, who was responsible for our human resources function in connection with compensation decisions for 2011. The Compensation Committee also received documentary support, including benchmark and industry data from third-party salary survey sources and a compensation consultant, both as provided by Ms. Rivera and Ms. Dillard. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of Named Executive Officer compensation.

The Compensation Committee retained the consulting firm Frederick W. Cook & Co., Inc. to compile benchmark and industry compensation data and to prepare an analysis of the compensation of our executive officers, which was provided to the Compensation Committee in August 2010. The Compensation Committee retained Frederick W. Cook & Co., Inc. in 2011 principally to assist the Compensation Committee in establishing a new peer group for the Compensation Committee to use to benchmark executive officer compensation decisions. The Compensation Committee does not delegate any of its functions to others in determining executive compensation, and we do not currently engage any other consultants with respect to executive and/or director compensation matters, other than Radford, which was retained to provide benchmark and industry compensation data for our senior management, and to provide consulting services in connection with the adoption by the Board of our 2011 Equity Incentive Plan in 2011, which adoption was approved by our stockholders in May 2011.

After the Compensation Committee finalizes its recommendations regarding compensation for our Named Executive Officers, the Compensation Committee presents its recommendations to the full Board for consideration and approval.

Compensation Committee Process

In setting the level of cash and equity compensation for our Named Executive Officers, the Compensation Committee typically considers various factors, including the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s performance and expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and the percentage of vested versus unvested options held by each Named Executive Officer, and the incentive value of the equity awards they hold. The Compensation Committee balances each of these factors against the company’s cash resources, ability to award equity incentives, and equity award burn rate guidelines established by proxy advisory firms. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also typically takes into consideration the Named Executive Officer’s historical cash and equity compensation as well as his or her total current and potential compensation. In light of our focus on cash conservation at the beginning of 2011, none of the other factors was significantly evaluated by the Compensation Committee in connection with determining to keep the Named Executive Officers’ base salaries unchanged for 2011.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly held companies. To this end, the Compensation Committee reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences industries, as compared to the compensation levels of our Named Executive Officers.

In September 2010, our Nominating and Corporate Governance Committee recommended, and our Board approved, the group of peer companies to be evaluated in connection with executive, employee and non-employee director compensation matters. This peer group consisted of 14 publicly-traded, U.S- based biotechnology/pharmaceutical companies that both our management and Frederick W. Cook & Co., Inc. determined to be appropriate. The companies focus on cancer, metabolic and/or cardiovascular drug development and had market capitalizations that ranged from 1/3 of, to 3 times, the market capitalization of Exelixis as of June 30, 2010.

The companies comprising this peer group were:

Affymax, Inc.	Cytokinetics Inc.	Maxygen, Inc.
Alnylam Pharmaceuticals Inc.	Geron Corp.	Rigel Pharmaceuticals Inc
Arena Pharmaceuticals, Inc.	Incyte Corp.	Seattle Genetics Inc.
Ariad Pharmaceuticals Inc.	Isis Pharmaceuticals Inc.	Xenoport Inc.
Biocryst Pharmaceuticals Inc.	Lexicon Genetics Inc.

In September 2011, Frederick W. Cook & Co., Inc. recommended to our Compensation Committee, and our Compensation Committee recommended, and our Board approved, a new group of peer companies to be evaluated in connection with executive, employee and non-employee director compensation matters. This peer group consisted of 18 publicly-traded, U.S- based companies biotechnology/pharmaceutical companies that Frederick W. Cook & Co., Inc. determined to be appropriate. This peer group varied substantially from the 2010 peer group, with seven companies having been removed from the list due to the increase in the size of our market capitalization, causing those companies to be too small for direct comparison. In addition, 11 new companies were added, eight of which are pre-commercial stage companies and three of which are commercial stage companies. The commercial stage companies were added to cause the Exelixis market capitalization to be near the median of the peer group. The market capitalizations of all of these companies ranged from 1/3 of, to 3 times, the market capitalization of Exelixis as of August 31, 2011.

The companies comprising this new peer group are:

Ariad Pharmaceuticals Inc.	Incyte Corp.	NPS Pharmaceuticals, Inc.
Alkermes, Inc.	Intermune, Inc.	Onyx Pharmaceuticals, Inc.
AVEO Pharmaceuticals, Inc.	Isis Pharmaceuticals Inc.	Questcor Pharmaceuticals, Inc.
Genomic Health, Inc.	Ironwood Pharmaceuticals, Inc.	Rigel Pharmaceuticals Inc.
Geron Corp.	Lexicon Genetics Inc.	Seattle Genetics Inc.
ImmunoGen, Inc.	Nektar Therapeutics	Theravance, Inc.

In the past, the Compensation Committee has benchmarked both cash compensation and equity compensation. The Compensation Committee used peer group data primarily to ensure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targeted total cash and equity compensation above the 50th percentile of the peer company market. For the reasons discussed under “—2011 Compensation Decisions” below, the Compensation Committee used benchmarking data in 2011 only to establish target bonuses for our Named Executive Officers. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

The Compensation Committee also takes into account the advisory vote of the company’s stockholders on the compensation of the company’s named executive officers for the previous year. At our annual meeting of stockholders in May 2011, our stockholders, for the first time, voted on whether to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement for that annual meeting. Our stockholders approved the compensation of our named executive officers for 2010 by over 98% of the votes entitled to be cast. Our Compensation Committee considered this vote to be a strong endorsement of the Compensation Committee’s policies and practices and determined to continue to conduct its review of executive compensation consistent with past practice.

Elements of Compensation

Our executive compensation program consists of three principal components: base salary, annual cash bonuses, and equity incentive compensation. Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Retirement Plan, our employee stock purchase plan and our other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.

Base Salary. The Compensation Committee annually reviews each Named Executive Officer’s base salary and generally sets such salary based on the criticality of the Named Executive Officer’s skill set, the Named Executive Officer’s performance and expected future contributions, the market and benchmark data for our industry and specific peer group, the Named Executive Officer’s tenure, and market pressures, with each of these factors balanced against consideration of our cash resources and other elements of the Named Executive Officer’s compensation.

Annual Cash Bonus. Our annual cash bonuses are intended to align the Named Executive Officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to retain and reward executive officers who demonstrate extraordinary performance. Annual cash bonuses are discretionary. Our Compensation Committee recommends bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and takes into account the achievement of company-wide and, other than for our Chief Executive Officer, applicable department or personal performance objectives in determining actual cash bonuses. The bonus targets are reviewed annually by the Compensation Committee. The Compensation Committee does not rigidly follow percentage allocation or other guidelines related to the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, but instead relies on a more discretionary approach based on the Compensation Committee’s assessment of each Named Executive Officer’s individual performance and department and company factors. Whether or not a bonus is paid for any year is within the discretion of our Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives, as well as other factors, including our cash resources.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Securities and Exchange Commission promulgate rules that would require, in the event we are required to restate our financial statements, that we “claw back” any bonuses paid based on financial performance that would not have been paid based on the restated financial performance. Because our cash bonuses are discretionary and are generally awarded based on non-financial performance, we do not believe that any such rules would be applicable to us.

Equity Incentives. We have granted, and intend to continue to grant, stock options and restricted stock units, and potentially other types of equity incentive awards, to align our Named Executive Officers’ compensation with our long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options are an effective equity-based tool to motivate our Named Executive Officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time. Stock options are also the most prevalent long-term incentive instrument at our peer companies. The Compensation Committee also believes that restricted stock units are a particularly effective retention tool, and that they also have incentive value since the value of restricted stock units increases as our stock price increases over time. Further, restricted stock units continue to have incentive value even in the event of a severe stock price decline, unlike stock options that can lose their incentive value in such an event. Restricted stock units are becoming an increasingly prevalent long-term incentive instrument at our peer companies. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of the Named Executive Officers’ total compensation typically has been, and is expected to continue to be, comprised of long-term equity-based awards.

Change in Control and Severance Benefit Plan. We have adopted a Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. A description of this plan is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” This plan is a double-trigger plan, in which each plan participant receives benefits under the plan only if the plan participant is terminated without cause or resigns for good reason after a change in control, rather than a single-trigger plan, in which each plan participant would receive benefits under the plan if a change in control occurs or the plan participant resigns for any reason after a change in control. In assessing whether the plan should provide for a single or double trigger, we conducted an analysis of prevailing change in control practices at our peer companies at the time of adoption in 2005. We selected the double-trigger because it protects the plan participants from post-change in control events that are not related to the plan participants’ performance, encourages the plan participants to stay throughout a transition period in the event of a change in control and does not provide for benefits for a plan participant who remains with the surviving company in a comparable position.

Other Benefits. We have a 401(k) Retirement Plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. Beginning in January 2011, we match, in the form of Exelixis stock, 100% of the first 3% of employee contributions. Our employee stock purchase plan allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each six month purchase period. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other benefits are available to all employees, subject to applicable laws.

2011 Compensation Decisions

The following is a discussion of the compensation decisions with respect to our Named Executive Officers other than J. Scott Garland, our Executive Vice President and Chief Commercial Officer, who joined our company in October 2011; Mr. Garland’s compensation is discussed in “Compensation of Our Chief Commercial Officer” below.

2011 Base Salaries. In January 2011, the Compensation Committee determined that, in furtherance of our strategy to aggressively advance cabozantinib through development toward commercialization and our decision to aggressively manage our expenses in order to enable Exelixis to preserve cash resources during the transitional period from developing many product candidates to focusing our resources exclusively on cabozantinib, it would not engage in the benchmarking and review exercise described above in determining base salaries for 2011, but rather would recommend to the Board that the Board not increase 2011 base salaries from their 2010 levels. The Compensation Committee’s recommendation was consistent with its determination in January 2011 that it would also recommend to the Board that it not allocate cash resources to a 2010 employee bonus pool and not award cash bonuses for 2010 performance. In February 2011, the Compensation Committee presented its recommendations to not increase 2011 base salaries from their 2010 levels and to not fund a 2010 bonus pool to the Board. In February 2011, the Board adopted these recommendations as being in the best interest of Exelixis, as doing so would allow the company to direct the related cash resources to the cabozantinib development program.

2011 Cash Bonuses. In February 2011, the Compensation Committee recommended, and the Board approved, 2011 target bonus percentages for each Named Executive Officer at the same levels as in 2010 (45% of base salary for each Named Executive Officer other than Dr. Morrissey, whose target bonus was 60% of base salary). The Compensation Committee’s decision regarding 2011 target bonuses was based on its subjective assessment of the factors described above, its review of benchmark data obtained in August 2010 to confirm that its determination was consistent with the general range of target bonus percentages at the benchmark companies, and its conclusion that these levels provided the appropriate level of potential cash bonus compensation. The target bonus amounts are intended to serve only as general guidelines for awarding actual bonuses and are not designed to set formulaic payout levels.

In connection with establishing the bonus program for 2011, the Compensation Committee and Board set corporate, research and development and business goals, which included:

•	objectives related to our stock outperforming biotechnology indices by a specified percentage;

•

objectives related to our clinical trial of cabozantinib in medullary thyroid cancer, including enrollment of patients in the trial, reporting data from the clinical trial and interactions with the FDA;

•

objectives related to advancing cabozantinib for the treatment of castration-resistant prostate cancer and ovarian cancer, including enrollment of patients in the trial, reporting data from the clinical trial and interactions with the FDA;

•	strategically monetizing our assets, including entering into partnering agreements for our non-cabozantinib product candidates;

•	executing on finance goals, including securing additional financing, increasing analyst coverage, managing operating expenses and meeting a year-end cash and cash equivalents target;

•	advancing collaboration programs;

•	legal support in connection with the above; and

•	other operational goals, including managing our real estate and facilities costs, IT systems and human resources programs.

During 2011, management reported to the Compensation Committee and the Board on the status of the company’s performance as against these goals, including in formal meetings in February, May, September and November 2011. In November 2011 and in February 2012, the Compensation Committee and the Board evaluated our performance in relation to our 2011 goals, as well as the department and personal objectives applicable to each of the respective Named Executive Officers other than Dr. Morrissey, whose annual bonus is based solely on company performance. In particular, the Compensation Committee and the Board concluded that 2011 was generally a good year of accomplishments, and noted the following achievements in particular in assessing our performance against company goals:

•	the success of our EXAM phase 3 pivotal trial of cabozantinib as a treatment for medullary thyroid cancer with positive top-line data;

•	our success in the accrual of patients in our castration-resistant prostate cancer and other clinical trials;

•	a meaningful number of data presentations with respect to cabozantinib were made at major scientific meetings during the year;

•	the successful negotiation of our termination agreement with Sanofi and our license agreement with Merck;

•	our success in securing additional cash resources through an equity financing in March 2011; and

•	our progress on other goals.

The Compensation Committee and the Board also noted that we had not fully achieved certain goals. In particular, they noted that our stock price underperformed in relation to biotechnology indices, which was given significant weight in light of the obvious importance of stock price to our investors. In addition, the Compensation Committee and the Board noted our inability to enter into a special protocol assessment with the FDA for our planned phase 3 pivotal trial of cabozantinib in patients with metastatic castration-resistant prostate cancer. Finally, the Compensation Committee and the Board noted that we had lower cash resources at the end of 2011 than originally forecasted, due to our decision to extend the timeline for the evaluation of a potential transaction for Asian rights to cabozantinib in order to best realize cabozantinib’s commercial potential and create value for stockholders.

The Compensation Committee did not assign any weighting of the specific company, department or personal goals in making its assessment of overall performance as against company, department and personal performance, but rather made its subjective assessment of performance as against the goals on an overall basis. The Compensation Committee also considered the fact that we did not pay cash bonuses in 2010 due to our determination to conserve funds, as well as the fact that the Named Executive Officers had not received salary increases in 2011 for the same reason. In February 2012, based on these factors and assessments, the Compensation

Committee then determined to recommend to the Board, and the Board approved, annual bonuses to the Named Executive Officers at 60% of their target annual bonuses. These bonuses are set forth in the Summary Compensation Table following this Compensation Discussion and Analysis.

2011 Equity Incentive Awards. 2011 was an unusual year for our company with respect to equity grants for the following reasons, which our Compensation Committee considered in making its equity award decisions in 2011 (other than with respect to Ms. Rivera, who had left the company prior to the granting of 2011 equity incentive awards):

•	the Named Executive Officers had not received any equity incentive awards in 2010;

•	the Named Executive Officers had received grants of equity incentive awards in December 2009 that were intended to provide equity incentives for two years; and

•

the Compensation Committee’s and our Board’s determination to move the timing of granting annual grants from the February/March timeframe to the August/September timeframe given the lack of equity grants since December 2009 as a result of our 2000 Equity Incentive Plan having expired in January 2010.

Because of these factors, our Compensation Committee did not engage in benchmarking for the 2011 equity grants to our Named Executive Officers, Instead, the Compensation Committee relied on its experience and review of the current equity ownership of each Named Executive Officer, including the number of shares, the extent to which the equity awards were “in the money” or “out of the money,” the company’s equity award burn rate, and other considerations deemed by the Compensation Committee to be appropriate. In assessing these factors, the Compensation Committee and the Board determined to establish a pool for grants for the whole company that would exceed its typical target of approximately 60% of market guidelines due to a variety of factors, including the length of time since the last company-wide grant, the significant changes to the company since that time, the reduced cash compensation in the prior year due to the lack of cash bonuses, and the desire to retain and reward the company’s remaining employees. The Compensation Committee and the Board also determined that it would be appropriate to allow the Named Executive Officers to choose to take their 2011 equity incentive grants in the form of all stock options, rather than the proposed mixture of 75% stock options and 25% restricted stock units (with each restricted stock unit assigned an equivalence of three stock options). The Compensation Committee and the Board determined to allow the Named Executive Officers to make this election for a variety of reasons, including that it would provide additional incentive to any Named Executive Officer that perceived taking all of their equity grants in stock options as being of more value, and as an additional accommodation to the Named Executive Officers for the lack of equity grants since December 2009. Based on the Compensation Committee’s subjective assessment of all of these considerations, in September 2011 the Compensation Committee, pursuant to the authority delegated to it by the Board, granted the equity incentive awards to the Named Executive Officers as set forth in the “Grants of Plan Based Awards in Fiscal 2011” table following this Compensation Discussion and Analysis.

The restricted stock units represent a contractual right to receive shares of our common stock (subject to adjustment for certain specified changes in our capital structure). In the event that one or more restricted stock units vest, we will deliver one share of our common stock for each restricted stock unit that has vested. The stock options have an exercise price of $5.50 per share, the fair market value of our common stock on the date of grant, and expire seven years from the date of grant or earlier upon termination of service with us. The restricted stock units vest as to 1/4 of the original number of shares subject to the restricted stock units on November 15, 2012, and vest thereafter as to 1/4 of the original number of shares subject to the restricted stock units on each succeeding November 15 until fully vested. The stock options vest as to 1/4 of the original number of shares subject to the stock options on the one-year anniversary of the grant date and thereafter as to 1/48 of the original number of shares subject to the stock options on each monthly anniversary of the grant date. Vesting of these equity incentive awards will cease upon termination of service as an employee for any reason. The Named Executive Officers are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the award in the event of certain specified change in control events involving us, for the reasons discussed above.

Compensation of the Chief Executive Officer

The Compensation Committee and the Board considered the factors and criteria described under the heading “—2011 Compensation Decisions” above in determining Dr. Morrissey’s total compensation for 2011. As with the other Named Executive Officers, the Board, on the recommendation of the Compensation Committee, did not change Dr. Morrissey’s base salary for 2011. Consistent with the Compensation Committee’s recommendation, the Board set Dr. Morrissey’s target cash bonus at 60% of base salary, which was higher than the 45% target for the other Named Executive Officers due to his position as Chief Executive Officer of the company. This percentage was unchanged from 2010 and was consistent with our past practice, including with our prior Chief Executive Officer. This percentage is also consistent with industry practice and reflects Dr. Morrissey’s greater role in determining the course, and ability to influence the future, of the company. The Board, on the recommendation of the Compensation Committee, determined that Dr. Morrissey’s actual bonus would be 60% of target bonus for the reasons discussed above under the heading “—2011 Cash Bonuses.” The Compensation Committee granted Dr. Morrissey a stock option to purchase 450,000 shares of our common stock, which was substantially larger than our other Named Executive Officers, given his position in the company and the other factors described above. In determining the stock option grant to Dr. Morrissey, the Compensation Committee also took into consideration the fact that Dr. Morrissey did not receive an equity award in connection with his promotion to Chief Executive Officer in July 2010, that his other stock options were, for the most part, significantly under water and that he had a lower base salary and equity position as compared to our prior Chief Executive Officer.

Compensation of Our Chief Commercial Officer

J. Scott Garland, our Executive Vice President and Chief Commercial Officer, joined our company in October 2011. Mr. Garland’s base salary of $360,000 and equity incentive award of options to purchase 200,000 shares of our common stock at an exercise price of $5.47, the fair market value on the date of grant, as well as a signing bonus of $50,000, were established by arms-length negotiations with Mr. Garland, and were consistent with the Compensation Committee’s general philosophy and methodology in establishing executive compensation. Mr. Garland’s target bonus of 45% was established consistent with our other Named Executive Officers, other than Dr. Morrissey. Mr. Scott bonus was not prorated for the amount of time that he was with our company in 2011 to compensate him for having forfeited substantial consideration at his prior job to join our company.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. As long as stock options and restricted stock units remain as the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants and/or restricted stock unit awards.

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers should be designated to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives. The Compensation Committee further believes that the aforementioned policies and elements support the company’s objective of aggressively managing its expenses to preserve cash resources and ensure that those resources are appropriately dedicated towards the aggressive development of cabozantinib, while not compromising the company’s ability to retain its key executives.

Compensation Policies and Practices as They Relate to Risk Management

In 2012, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Summary of Compensation

The following table shows for the fiscal years ended December 30, 2011, December 31, 2010 and January 1, 2010 (referred to as years 2011, 2010 and 2009, respectively), compensation awarded to or paid to, or earned by, our Named Executive Officers.

Summary Compensation Table for Fiscal 2011

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael M. Morrissey, Ph.D.	2011	601,909	216,687	—	1,535,085	4,900	2,358,581
President and Chief Executive Officer	2010	544,630	—	—	—	4,900	549,530
	2009	484,629	218,083	359,000	1,258,193	4,900	2,324,805

Frank L. Karbe	2011	426,368	115,119	—	511,695	5,231	1,058,413
Executive Vice President And Chief Financial Officer	2010	423,596	—	—	—	4,900	428,496
	2009	411,950	150,075	224,375	811,163	6,190	1,603,753

J. Scott Garland(6)	2011	58,154	97,200	—	668,760	50,000	874,114
Executive Vice President and Chief Commercial Officer

Gisela M. Schwab, M.D.	2011	418,399	112,968	68,750	383,771	4,900	988,788
Executive Vice President And Chief Medical Officer	2010	415,678	—	—	—	4,900	420,578
	2009	404,250	145,609	251,300	900,569	4,900	1,706,628

Pamela A. Simonton, J.D.(7)	2011	367,376	103,991	—	511,695	4,900	987,962
Executive Vice President And General Counsel

(1)	The compensation reflected in the Summary Compensation Table for fiscal 2011, 2010 and 2009 reflects a 52-week period, a 52-week period and a 53-week period, respectively.
(2)	Bonuses for services rendered during the indicated fiscal years by the Named Executive Officers are included in the Bonus column. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer or his or her department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be Non-Equity Incentive Plan Compensation.
(3)	Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for restricted stock unit awards as computed in accordance with ASC 718 which uses the fair market value based on the date of grant and typically vests this expense over approximately four years. The assumptions used to calculate the value of restricted stock unit awards are set forth in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011 filed with the SEC on February 22, 2012.
(4)	Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for option awards as computed in accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011 filed with the SEC on February 22, 2012. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

(5)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by us under our tax-qualified 401(k) Retirement Plan, which provides for broad-based employee participation
(6)	Mr. Garland joined Exelixis in October 2011. Pursuant to the terms of his employment agreement, Mr. Garland received a sign-on bonus of $50,000 and a stock option to purchase 200,000 shares of our common stock.
(7)	Ms. Simonton was not a Named Executive Officer for fiscal 2010 or fiscal 2009.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 30, 2011, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2011

	Grant Date	Approval Date of Stock Option Grants(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Michael M. Morrissey, Ph.D.	9/28/2011	9/28/2011	—	450,000	5.50	1,535,085

Frank L. Karbe	9/28/2011	9/28/2011	—	150,000	5.50	511,695

J. Scott Garland.	10/20/2011	10/5/2011	—	200,000	5.47	668,760

Gisela M. Schwab, M.D.	9/28/2011	9/28/2011	—	112,500	5.50	383,771
	9/28/2011	9/28/2011	12,500	—	—	68,750

Pamela A. Simonton, J.D.	9/28/2011	9/28/2011	—	150,000	5.50	511,695

(1)	Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. Grant dates were designated at the time of the Compensation Committee’s action.
(2)

The restricted stock unit award was granted under our 2011 Equity Plan. The restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on November 15, 2012 and thereafter as to 1/4th of the original number of shares subject to the restricted stock unit award on each succeeding November 15th thereafter until fully vested. Vested shares will be delivered to the Named Executive Officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)

The option awards were granted under our 2011 Equity Plan. The option awards expire seven years from the date of grant or earlier upon termination of service. Each option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(4)	Amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2011 for the option award or restricted stock unit award as computed in accordance with ASC 718. The assumptions used to calculate the value of option award are set forth in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011 filed with the SEC on February 22, 2012. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column. For the restricted stock unit award, ASC 718 uses the fair market value based on the date of grant and typically vests this expense over approximately four years.

Compensation Arrangements

Change in Control and Severance Benefit Plan. Each of our Named Executive Officers is a participant in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” The Change in Control and Severance Benefit Plan supersedes all severance and stock option vesting acceleration arrangements between Exelixis and the Named Executive Officers, including all such arrangements originally provided for under their respective offer letters or employment agreements.

Annual Cash Bonuses. Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer or his or her department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of SEC rules. The bonus targets for the year ended December 30, 2011 were $361,145 for Dr. Morrissey, $191,866 for Mr. Karbe, $162,000 for Mr. Garland, $188,280 for Dr. Schwab and $173,318 for Ms. Simonton. Whether or not a bonus is paid for any year is within the discretion of the Board or Compensation Committee upon delegation by the Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies. The actual cash bonus award earned for the year ended December 30, 2011 for each Named Executive Officer is set forth in the Summary Compensation Table above. For a description of the bonuses to Named Executive Officers under our compensation program, see “—Compensation Discussion and Analysis” above.

Stock Awards and Option Awards. Our 2011 Equity Plan provides for the grant of restricted stock units and compensatory stock options to our Named Executive Officers and other employees.

The exercise price for the stock options granted on September 28, 2011 is $5.50, the closing price of Exelixis’ common stock on the grant date. The options granted vest as to 1/4th of the original number of shares subject to the option on September 28, 2012, and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary thereafter until fully vested on September 28, 2015. The options expire on September 27, 2018, unless they are forfeited or expire earlier upon termination of service. The exercise price for the stock option granted on October 20, 2011 is $5.47, the closing price of Exelixis’ common stock on the grant date. The option granted vests as to 1/4th of the original number of shares subject to the option on October 20, 2012, and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary thereafter until fully vested on October 20, 2015. The option expires on October 19, 2018, unless it is forfeited or expires earlier upon termination of service. As a general matter, the vested portion of options granted to our Named Executive Officers will expire three months after each Named Executive Officer’s last day of employment with us, subject to extension in certain termination situations as described under “—Potential Payments Upon Termination or Change-in-Control” below.

The restricted stock unit award granted on September 28, 2011 vest as to 1/4th of the original number of shares subject to the restricted stock unit award on November 15, 2012 and thereafter as to 1/4th of the original number of shares subject to the restricted stock unit award on each succeeding November 15th thereafter until fully vested. Vested shares will be delivered on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement.

Events that can accelerate the vesting of Exelixis’ stock options and restricted stock units are also described below under “—Potential Payments Upon Termination or Change-in-Control”. For more information regarding grants of restricted stock units and stock options to our Named Executive Officers, please see “—Compensation Discussion and Analysis” above

Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis—Elements of Compensation—Other Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Retirement Plan and other benefits.

Outstanding Equity Awards at Fiscal Year–End

The following table shows certain information regarding outstanding equity awards at December 30, 2011 for the Named Executive Officers.

Outstanding Equity Awards at December 30, 2011

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable
Michael M. Morrissey, Ph.D.	1/29/2003	85,000	0		6.45	1/28/2013
	12/10/2003	150,000	0		6.27	12/9/2013
	12/13/2004	100,000	0		8.92	12/12/2014
	12/12/2005	300,000	0		8.90	12/11/2015
	12/8/2006	200,000	0		8.99	12/7/2016
	12/6/2007	200,000	0		9.91	12/5/2017
	12/16/2008	37,500	12,500	(4)	5.04	12/15/2018
	2/26/2009	17,780	7,292	(5)	4.42	2/25/2019
	12/9/2009	150,000	150,000	(6)	7.18	12/8/2019
	12/9/2009						28,125	(7)	133,313
	9/28/2011	0	450,000	(8)	5.50	9/27/2018

Frank L. Karbe	2/15/2004	200,000	0		8.00	2/14/2014
	2/24/2004	25,000	0		8.18	2/23/2014
	12/13/2004	85,000	0		8.92	12/12/2014
	12/12/2005	200,000	0		8.90	12/11/2015
	12/8/2006	100,000	0		8.99	12/7/2016
	7/9/2007	60,000	0		11.93	7/8/2017
	12/6/2007	100,000	0		9.91	12/5/2017
	12/16/2008	37,500	12,500	(4)	5.04	12/15/2018
	2/26/2009	17,708	7,292	(5)	4.42	2/25/2019
	12/9/2009	93,750	93,750	(6)	7.18	12/8/2019
	12/9/2009						17,578	(7)	83,320
	9/28/2011	0	150,000	(8)	5.50	9/27/2018

J. Scott Garland	10/20/2011	0	200,000	(9)	5.47	10/19/2018

Gisela M. Schwab, M.D.	9/1/2006	175,000	0		9.73	8/31/2016
	12/8/2006	44,000	0		8.99	12/7/2016
	12/6/2007	200,000	0		9.91	12/5/2017
	12/16/2008	37,500	12,500	(4)	5.04	12/15/2018
	2/26/2009	17,708	7,292	(5)	4.42	2/25/2019
	12/9/2009	105,000	105,000	(6)	7.18	12/8/2019
	12/9/2009						19,688	(7)	93,321
	9/28/2011	0	112,500	(8)	5.50	9/27/2018
	9/28/2011						12,500	(10)	59,250

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable
Pamela A. Simonton, J.D.	1/29/2003	11,459	0		6.46	1/28/2013
	12/10/2003	22,917	0		6.27	12/9/2013
	12/13/2004	70,000	0		8.92	12/12/2014
	12/12/2005	200,000	0		8.90	12/11/2015
	12/8/2006	75,000	0		8.99	12/7/2016
	12/6/2007	100,000	0		9.91	12/5/2017
	12/16/2008	37,500	12,500	(4)	5.04	12/15/2018
	2/26/2009	17,708	7,292	(5)	4.42	2/25/2019
	12/9/2009	90,000	90,000	(6)	7.18	12/8/2019
	12/9/2009						16,875	(7)	79,988
	9/28/2011	0	150,000	(8)	5.50	9/27/2018

(1)

Option awards granted prior to January 26, 2010 were issued under our 2000 Equity Incentive Plan (the “2000 Equity Plan”), expire ten years from the date of grant or earlier upon termination of service and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Option awards granted after May 18, 2011, were issued under our 2011 Equity Plan, expire seven years from the date of grant or earlier upon termination of service and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. There were no option awards granted to Named Executive Officers between January 26, 2010 and May 18, 2011. Vesting of all options issued to our Named Executive Officers are subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(2)	Restricted stock unit awards granted prior to January 26, 2010 were issued under our 2000 Equity Plan. Restricted stock unit awards granted after May 18, 2011, were issued under our 2011 Equity Plan. There were no restricted stock unit awards granted to Named Executive Officers between January 26, 2010 and May 18, 2011. Vested shares will be delivered to the Named Executive Officer on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting of all restricted stock unit awards issued to our Named Executive Officers is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.
(3)	For purposes of determining market value, we assumed a stock price of $4.74, the closing sale price per share of our common stock on December 30, 2011, the last business day of our last fiscal year.
(4)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 16, 2012 (assuming that such options are not accelerated).

(5)

Options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of February 26, 2013 (assuming that such options are not accelerated).

(6)

Options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 9, 2013 (assuming that such options are not accelerated).

(7)

Restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on February 15, 2011 and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding May 15th, August 15th, November 15th and February 15th thereafter with a final vesting date of February 15, 2014 (assuming that such restricted stock units are not accelerated).

(8)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 28, 2015 (assuming that such options are not accelerated).

(9)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of October 20, 2015 (assuming that such options are not accelerated).

(10)

Restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on November 15, 2012 and thereafter as to 1/4th of the original number of shares subject to the restricted stock unit award on each succeeding November 15th thereafter with a final vesting date of November 15, 2015 (assuming that such restricted stock units are not accelerated).

Option Exercises and Stock Vested Table

The following table includes certain information with respect to vested stock awards held by the Named Executive Officers during the fiscal year ended December 30, 2011. No stock options held by Named Executive Officers were exercised during the fiscal year ended December 30, 2011.

Stock Vested in Fiscal 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael M. Morrissey, Ph.D.(1)(2)	21,875	126,875

Frank L. Karbe(1)(2)	13,672	79,298

J. Scott Garland	—	—

Gisela M. Schwab, M.D.(1)(2)	15,312	88,810

Pamela A. Simonton, J.D.(1)(2)	13,125	76,125

(1)

The restricted stock unit awards were granted on December 9, 2009 and vested as to 1/4th of the original number of shares subject to the restricted stock unit award on February 15, 2011 and as to 1/16th of the original number of shares subject to the restricted stock unit award on May 15, 2011, August 15, 2011 and November 15, 2011. The delivery of all shares subject to restricted stock unit awards which vested in 2011 was delayed until February 15, 2012.

(2)	“Value Realized on Vesting” is based on the fair market value of our common stock on the applicable vesting date and does not necessarily reflect proceeds actually received by the Named Executive officers. The market value of these awards is based on the closing price of Exelixis’ common stock on the vesting dates as follows: (i) February 15, 2011: Mr. Morrissey, $72,500, Mr. Karbe, $45,315, Ms. Schwab, $50,750 and Ms. Simonton, $43,500; (ii) May 15, 2011: Mr. Morrissey, $18,125, Mr. Karbe, $11,327, Ms. Schwab, $12,685 and Ms. Simonton, $10,875; (iii) August 15, 2011: Mr. Morrissey, $18,125, Mr. Karbe, $11,327, Ms. Schwab, $12,690 and Ms. Simonton, $10,875; and (iv) November 15, 2011: Mr. Morrissey, $18,125, Mr. Karbe, $11,327, Ms. Schwab, $12,685 and Ms. Simonton, $10,875.

Potential Payments Upon Termination or Change-in-Control

In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers. We amended our Change in Control and Severance Benefit Plan in December 2008 and again in December 2010 to bring the plan into compliance with Section 409A of the Code and other rules governing such plans.

If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination (a “Covered Termination”) during a period starting one month prior to and ending 13 months following a change in control (a “Change in Control Termination”), then the Named Executive Officer would be entitled to the following benefits under the plan:

•

a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•

the vesting of up to all of the Named Executive Officer’s options and restricted stock units will accelerate in full and the exercise period of such options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Equity Plan and 2011 Equity Plan;

•

payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•

payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

In the event of a Covered Termination of any Named Executive Officer, including the Chief Executive Officer, that is not also a Change in Control Termination, the Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to six months the Named Executive Officer’s COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, the Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.

The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code). No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, in order to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.

Pursuant to both our 2000 Equity Plan and 2011 Equity Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which the Named Executive Officers would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of December 30, 2011, the last business day of our last fiscal year. In addition, the table sets forth the amounts to which the Named Executive Officers would be entitled under our 2000 Equity Plan and our 2011 Equity Plan either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 30, 2011. There are no other agreements, arrangements or plans that entitle any Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for the Named Executive Officer’s death or disability.

Potential Payments Upon Termination or Change-in-Control Table

Name	Benefit	Change in Control and Severance Benefit Plan		2000 Equity Plan / 2011 Equity Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change of Control Transactions without Termination ($)(3)
Michael M. Morrissey, Ph.D.	Base Salary	1,203,818	300,955
	Bonus	722,291
	Vesting Acceleration(4)	245,000		245,000
	COBRA Payments	35,753	8,938
	Outplacement Services	50,000

Benefit Total		2,256,862	309,893	245,000

Frank L. Karbe	Base Salary	639,552	213,184
	Bonus	287,799
	Vesting Acceleration(4)	156,125		156,125
	COBRA Payments	26,814	8,938
	Outplacement Services	30,000

Benefit Total		1,140,290	222,122	156,125

J. Scott Garland.	Base Salary	540,000	180,000
	Bonus	243,000
	Vesting Acceleration(4)	0		0
	COBRA Payments	45,362	15,121
	Outplacement Services	30,000

Benefit Total		858,362	195,121	0

Name	Benefit	Change in Control and Severance Benefit Plan		2000 Equity Plan / 2011 Equity Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change of Control Transactions without Termination ($)(3)
Gisela M. Schwab, M.D	Base Salary	627,598	282,419
	Bonus	282,419
	Vesting Acceleration(4)	233,150		233,150
	COBRA Payments	29,376	9,792
	Outplacement Services	30,000

Benefit Total		1,202,543	292,211	233,150

Pamela A. Simonton, J.D.	Base Salary	577,728	192,576
	Bonus	259,978
	Vesting Acceleration(4)	150,200		150,200
	COBRA Payments	14,445	4,815
	Outplacement Services	30,000

Benefit Total		1,032,351	197,391	150,200

(1)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.
(2)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the termination without cause or a constructive termination occurred more than 13 months following the change in control.
(3)	These benefits would be payable under the 2000 Equity Plan and/or 2011 Equity Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.
(4)	Assumes that the triggering event occurred on December 30, 2011, the last day of our last fiscal year, when the closing sale price per share of our common stock was $4.74. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess of $4.74 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of December 30, 2011 and (ii) aggregating for all accelerated restricted stock units, the amount equal to (X) $4.74 multiplied by (Y) the number of shares underlying the unvested restricted stock units. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Exelixis, arising out of such person’s services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Policies and Procedures with Respect to Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. In December 2006, the Board adopted a Statement of Policy with respect to transactions entered into with related parties. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.

Under the policy, a “related party” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over such entity.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2011, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ James B. Bucher
JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

South San Francisco, California

April 23, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2012,

the day prior to the annual meeting date.

EXELIXIS, INC.	INTERNET http://www.proxyvoting.com/exel Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19955/19956

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND A VOTE “FOR” PROPOSALS 2 THROUGH 4.	Please mark your votes as indicated in this example	☒

PROPOSAL 1.	FOR	AGAINST	ABSTAIN
To elect the three Class I nominees for director named in the accompanying Proxy Statement to hold office until the 2015 Annual Meeting of Stockholders
Nominees:
1.1 Charles Cohen, Ph.D.	☐	☐	☐

1.2 George Poste, D.V.M, Ph.D., FRS	☐	☐	☐

1.3 Jack L. Wyszomierski	☐	☐	☐

PROPOSAL 2.	FOR	AGAINST	ABSTAIN

To ratify the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 28, 2012.	☐	☐	☐

PROPOSAL 3.

To approve an amendment to the Exelixis, Inc. Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000.	☐	☐	☐

PROPOSAL 4.

To approve, on an advisory basis, the compensation of Exelixis’ named executive officers.	☐	☐	☐

WILL ATTEND MEETING	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Exelixis, Inc. account online.

Access your Exelixis, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Exelixis, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2012 Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://exel-annualstockholdermeeting.com

▼  FOLD AND DETACH HERE  ▼

EXELIXIS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2012

The undersigned hereby appoints Michael M. Morrissey, Frank L. Karbe and James B. Bucher, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Wednesday, May 23, 2012 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 THROUGH 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)		19955/19956